As filed with the Securities and Exchange Commission on September 28, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_______________

Daktronics, Inc.
(Exact name of Registrant as specified in its charter)
_______________

South Dakota (State or other jurisdiction of incorporation or organization)	46-0306862 (I.R.S. Employer Identification No.)

201 Daktronics Drive Brookings, SD 57006
(Address of principal executive offices)
_______________

Daktronics, Inc. 2002 Employee Stock Purchase Plan
(Full title of the plan)
_______________

Sheila M. Anderson Daktronics, Inc 201 Daktronics Drive Brookings, SD 57006 (Name and address of agent for service)
(605) 692-0200 (Telephone number, including area code, of agent for service)
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_______________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value (3)	1,500,000 shares	$7.89	$11,835,000	$1,473.46

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Daktronics, Inc. 2002 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Daktronics, Inc.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is equal to the average of the high and low sale prices of the common stock as of September 26, 2018 as reported on The NASDAQ Global Select Market.

(3) Each share of common stock includes one common share purchase right.

TABLE OF CONTENTS

Part I - Information Required in the Section 10(a) Prospectus
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information

Part II - Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings

Signatures

Exhibit Index

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive shares of the Company’s no par value common stock under the Daktronics, Inc. 2002 Employee Stock Purchase Plan. Each disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement.

Item 1. Plan Information.

Not filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by Daktronics, Inc. (hereinafter “we,” “us,” “our” or the “Company”), are incorporated by reference in this registration statement:

a. The description of our common stock contained in our Registration Statement on Form S-1 filed with the SEC on December 3, 1993 under the heading “Description of Securities – Common Stock”, as amended (File No. 33-72466);

b. Our Annual Report on Form 10-K for the fiscal year ended April 28, 2018 filed with the SEC on June 8, 2018;

c. Our Proxy Statement filed with the SEC on July 17, 2018;

d. Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 28, 2018 filed with the SEC on August 24, 2018; and

e. Our Current Reports on Form 8-K filed with the SEC on August 14, 2018, September 7, 2018 and September 10, 2018.

In addition, all reports and definitive proxy or information statements filed (but not furnished) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of the initial filing of this registration statement and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Ms. Sheila Anderson, our Chief Financial Officer, at our principal offices, 201 Daktronics Drive, Brookings, South Dakota 57006, or by telephone at (605) 692-0200.

Item 4. Description of Securities.

The shares of our common stock offered pursuant to this registration statement are registered under Section 12(g) of the Exchange Act. The description of our common stock is incorporated by reference pursuant to Item 3.a. above.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 8 of our Articles of Incorporation and Article VI of our Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent authorized or permitted by the South Dakota Business Corporation Act (“SDBCA”). Section 47‑1A‑851 and Section 47‑1A‑856(1) of the SDBCA provide that the Company may indemnify its officers and directors against liability incurred in connection with proceedings in which such persons are parties by reason of being an officer or director of the Company if they (1) acted in good faith; (2) reasonably believed: (a) in the case of conduct in an official capacity, that the conduct was in the best interests of the Company, and (b) in all other cases, that the conduct was at least not opposed to the best interests of the Company; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. This indemnification may be available for any liabilities arising in connection with this offering. In addition, Section 47‑1A‑856(2)(b) of the SDBCA permits the Company to indemnify an officer of the Company who is a party to a proceeding by reason of being an officer of the Company against liability, except for liability arising out of conduct that constitutes receipt of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the Company or its shareholders, or an intentional violation of criminal law. Section 47‑1A‑857 of the SDBCA permits the Company to purchase and maintain insurance on behalf of its officers and directors against any liability which may be asserted against, or incurred by, such persons in their capacities as officers and directors of the Company, whether or not the Company would have power to indemnify or advance expenses to the person against the same liability under the provisions of the SDBCA. The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Article VI of our Bylaws and Article 8 of our Articles of Incorporation also provide that the Company may indemnify other persons, for such expenses and liabilities, in such manner and under such circumstances, as the Board of Directors may determine from time to time.

Section 7.3 of Article 7 of our Articles of Incorporation provides that the liability of our directors to the Company or its shareholders shall be limited to the fullest extent permitted by the SDBCA. Section 47‑1A‑202.1(4) of the SDBCA permits a corporation to provide in its articles of incorporation that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as directors, except for liability for receipt of a financial benefit by a director to which the director is not entitled; an intentional infliction of harm on the corporation or its shareholders; a violation of Section 47‑1A‑833 of the SDBCA (relating to unlawful distributions); or an intentional violation of criminal law.

Under Section 47‑1A‑831 of the SDBCA, the Company’s directors are not liable to it or its shareholders for any decision to take or not to take action, or any failure to take any action, as a director, unless the party asserting liability establishes that (1) the indemnification provisions in the Company’s Articles of Incorporation and the SDBCA do not preclude such liability and (2) the challenged conduct consisted or was the result of (a) action not in good faith; (b) a decision (i) which the director did not reasonably believe to be in the Company’s best interests or (ii) as to which the director was not properly informed; (c) a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct (i) which relationship or which domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the Company and (ii) after a reasonable expectation to such effect has been established, the director has not established that the challenged conduct was reasonably believed by the director to be in the best interests of the Company; (d) a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the Company, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry, when particular facts and circumstances of significant concern materialize that would alert a reasonably attentive director to the need therefor; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the Company and its shareholders that is actionable under applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index to this registration statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request For Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota on September 28, 2018.

Daktronics, Inc.

By: /s/ Sheila M. Anderson
Sheila M. Anderson, Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Reece A. Kurtenbach and Sheila M. Anderson, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Reece A. Kurtenbach	President, Chief Executive Officer and	September 28, 2018
Reece A. Kurtenbach	Director (principal executive officer)

/s/ Byron J. Anderson	Director	September 28, 2018
Byron J. Anderson

/s/ Robert G. Dutcher	Director	September 28, 2018
Robert G. Dutcher

/s/ Nancy D. Frame	Director	September 28, 2018
Nancy D. Frame

/s/ James B. Morgan	Director	September 28, 2018
James B. Morgan

/s/ Kevin P. McDermott	Director	September 28, 2018
Kevin P. McDermott

/s/ John P. Friel	Director	September 28, 2018
John P. Friel

/s/ Sheila M. Anderson	Chief Financial Officer (principal financial	September 28, 2018
Sheila M. Anderson	officer and principal accounting officer)

Exhibit Index

Exhibit No.	Description
4.1
The description of the Company’s common stock (incorporated by reference to the Company’s
Registration Statement on Form S-1 filed with the SEC on December 3, 1993 under the heading
“Description of Securities – Common Stock,” as amended (File No. 33-72466));

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of common stock of the Company

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).